April 11, 2015

Sara Spivey
11 St. Stephens School Rd.
Austin, Texas 78746

RE: Offer of Employment
Dear Sara:
On behalf of Bazaarvoice, Inc. (the “Company”), I am pleased to invite you to join the Company as Chief Marketing Officer reporting to Gene Austin, Chief Executive Officer. In this position, you will be expected to devote your full business time, attention and energies to the performance of your duties with the Company. If you accept our offer of employment by complying with the instructions set forth in the last paragraph of this offer, your first day of employment will be on or before April 20, 2015. The terms of this offer of employment are as follows:
1.    At-Will Employment. You should be aware that your employment with the Company is for no specified period and constitutes “at-will” employment. As a result, you are free to terminate your employment at any time, for any reason or for no reason. Similarly, the Company is free to terminate your employment at any time, for any reason or for no reason.
2.    Office Location. Your primary office location will be in our Austin office.
3.    Compensation. The Company will pay you a base salary at a rate of $23,750 per month (annualized to $285,000 per year) in accordance with the Company’s standard payroll policies, including compliance with applicable withholding requirements. The first and last payment by the Company to you

Spivey, Sara

will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.
In addition to your base salary, you will be eligible to participate in a Key Executive Bonus Plan (KEB), which is targeted at 40% ($114,000) annually at 100% achievement of plan, pro-rated from your date of hire. Plan eligibility and terms are subject to change at the Company’s discretion.
4.    Stock Ownership. Subject to approval by the Company’s Board of Directors, you will be granted the equity based compensation award(s) more fully described on Exhibit A attached hereto.
5.    Benefits. During the term of your employment, you will be entitled to the Company’s standard vacation and benefits covering employees at your level, as such may be in effect from time to time. All active employees of the Company who are regularly scheduled to work 30 hours or more per week are eligible to participate in the Plan on their date of hire.
6.    Immigration Laws. For purposes of federal immigration laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within three business days of the effective date of your employment, or your employment relationship with the Company may be terminated.
7.    Prior Employment Relationships; Conflicting Obligations. If you have not already done so, we request that you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company's understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other

Spivey, Sara

activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.
8.    Employee Proprietary Information Agreement. As a condition of this offer of employment, you will be required on your first day of employment to complete and sign the Company’s standard form of Employee Proprietary Information Agreement (the “EPIA”) attached hereto as Exhibit B.
9.    General. This offer letter, the EPIA and the Restricted Stock Unit Agreement covering the shares described in Exhibit A, when signed by you, set forth the terms of your employment with the Company and supersede any and all prior representations and agreements, whether written or oral. In the event of a conflict between the terms and provisions of this offer letter, on the one hand, and the EPIA and the Restricted Stock Unit Agreement, on the other hand, the terms and provisions of the EPIA and the Restricted Stock Unit Agreement will control. Any amendment of this offer letter or any waiver of a right under this offer letter must be in a writing signed by you and an officer of the Company. This offer letter will be governed by Texas law without giving effect to its conflict of law principles.
10.    Background Check; Contingencies. This offer of employment is contingent upon the satisfactory completion of background screens to be performed by the Company and/or independent contractors of the Company. If such checks fail to satisfy the Company’s requirements for employees at your level, this offer of employment shall be rescinded.
We look forward to you joining the Company. If the foregoing terms are agreeable, please indicate your acceptance by signing this offer letter in the space provided below and returning it to me not later than April 17, 2015.

Spivey, Sara

Sincerely,
BAZAARVOICE, INC.
Kathy Smith-Willman,
Director – People Relations

Agreed and Accepted by:

Signature: /S/ Sara Spivey

Date: April 13, 2015

Spivey, Sara

EXHIBIT A

1.	Stock Options.

a.	Number of Shares: 150,000

b.	Exercise Price: Fair Market Value of the Common Stock on the date the Board of Directors approves the grant.

c.	Vesting Commencement Date: April 20, 2015

d.
Vesting Schedule: One fourth (¼th) of the total number of shares of Common Stock subject to the Option shall vest on the first anniversary of the Vesting Commencement Date and an additional one forty-eighth (1/48th) of the total number of shares of Common Stock subject to the Option shall vest on the corresponding day of each month thereafter, or to the extent such a month does not have the corresponding day, on the last day of any such month, provided that the Participant continues to be a Service Provider (as defined in the Plan) on such dates. In addition, in the event of Participant’s Termination upon Change of Control, 100% of the unvested shares of Common Stock subject to the Option shall immediately vest.

e.
Terms and Conditions: The stock option will be governed by and subject to (i) the terms and conditions of the Company’s 2012 Equity Incentive Plan and (ii) the Stock Option Agreement entered into between you and the Company.

Spivey, Sara

2.	Restricted Stock Unit (“RSU”).

a.	Number of Shares: 75,000

b.	Vesting Commencement Date: June 20, 2015

c.
Vesting Schedule: One fourth (¼th) of the total number of Restricted Stock Units shall vest on the first anniversary of the Vesting Commencement Date and an additional one fourth (1/4th) of the total number of Restricted Stock Units shall vest on the corresponding day of each year thereafter, provided that the Participant continues to be a Service Provider (as defined in the Plan) on such dates. In addition, upon the Participants Termination upon Change of Control, 100% of the unvested Restricted Stock Units shall immediately vest.

d.
Terms and Conditions: The RSU will be governed by and subject to (i) the terms and conditions of the Company’s 2012 Equity Incentive Plan and (ii) the Restricted Stock Unit Award Agreement entered into between you and the Company.

Spivey, Sara

EXHIBIT B
EMPLOYEE PROPRIETARY INFORMATION AGREEMENT

Spivey, Sara